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                                                                      EXHIBIT 21



Subsidiaries of SSP Solutions, Inc. as of April 15, 2002.


         -  Pulsar Data Systems, Inc., a Delaware corporation.

         -  Litronic Industries, Inc., a California corporation.

         -  BIZ Interactive Zone, Inc., a Delaware corporation.

         -  GET/SSP, LLC, a Nevada limited-liability company.